Exhibit 22.1
Subsidiary Guarantors and Issuers of Guaranteed Securities
Guaranteed Securities

The following securities (collectively referred to in this exhibit as the “Senior Notes”) issued by Dell International L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Dell Technologies Inc. (“Dell Technologies”), and EMC Corporation, a Massachusetts corporation and wholly-owned subsidiary of Dell Technologies, were outstanding as of October 31, 2025.

Description of Senior Notes
4.900% Senior Notes due 2026
6.020% Senior Notes due 2026
6.100% Senior Notes due 2027
4.750% Senior Notes due 2028
5.250% Senior Notes due 2028
4.150% Senior Notes due 2029
5.300% Senior Notes due 2029
4.350% Senior Notes due 2030
5.000% Senior Notes due 2030
6.200% Senior Notes due 2030
4.500% Senior Notes due 2031
4.750% Senior Notes due 2032
5.300% Senior Notes due 2032
5.750% Senior Notes due 2033
5.400% Senior Notes due 2034
4.850% Senior Notes due 2035
5.500% Senior Notes due 2035
5.100% Senior Notes due 2036
8.100% Senior Notes due 2036
3.375% Senior Notes due 2041
8.350% Senior Notes due 2046
3.450% Senior Notes due 2051

Obligors

As of October 31, 2025, the obligors under the Senior Notes consisted of Dell Technologies, as a guarantor, and its subsidiaries listed in the following table (together with Dell Technologies, the “Obligors”).

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Obligor Type
Dell Inc.	Delaware	Guarantor
Dell International L.L.C.	Delaware	Issuer
Denali Intermediate Inc.	Delaware	Guarantor
EMC Corporation	Massachusetts	Issuer